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                                  PRESS RELEASE

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                        FOR IMMEDIATE RELEASE: CONTACT:

CompX International Inc.                            John A. Miller
16825 Northchase Drive                              Chief Financial Officer
Houston, Texas 77060                                Tel.  281-423-3391


               COMPX REPORTS INCREASED SALES AND OPERATING INCOME

     HOUSTON, TEXAS . . . January 21, 2000 . . . CompX International Inc. (NYSE:
CIX) announced its fourth quarter 1999 results and reported a 44% increase in net sales and an 18% increase in operating income from the same quarter a year ago. Net sales increased to $59.8 million in the fourth quarter of 1999 compared to $41.6 million in the fourth quarter of 1998. Operating income increased to $11.3 million in the fourth quarter of 1999 compared to $9.6 million in the fourth quarter of 1998. For the year ended December 31, 1999, net sales increased 49% to $225.9 million and operating income increased 18% to $40.1 million. The percentage increase in operating income for the year ended December 31, 1999 has been adjusted to exclude a $3.3 million non-recurring charge for stock awarded in connection with the Company's initial public offering in March 1998. Net income in the fourth quarter of 1999 was $7.1 million, or $.44 per diluted share, compared to net income of $6.5 million, or $.40 per diluted share for the same quarter a year ago. The $.40 per share amount for the fourth quarter 1998 included $.02 per share of net interest income compared to an insignificant amount of net interest expense for the fourth quarter of 1999.

     The increase in net sales for the fourth quarter versus a year ago is due to increased demand for the Company's office furniture products, market share gains in slide products, and acquisitions. Excluding the effect of acquisitions, and adjusting for the additional week in the fourth quarter of 1998 under the Company's 52 or 53 week fiscal year, net sales increased 14% from the fourth quarter of 1998 with slide and ergonomics net sales increasing 21% and security products net sales increasing 5%. Compared to the third quarter of 1999, and excluding the effect of acquisitions, net sales increased 6%.

     For the year ended December 31, 1999, excluding the effect of acquisitions and adjusting for the additional week in 1998 under the Company's 52 or 53 week fiscal year, slide and ergonomics net sales increased 7% and security products net sales increased 6% over the year ended December 31, 1998.

     "Fourth quarter U.S. office furniture industry growth rates sustained the gradual improvement begun in the third quarter, and CompX continued its strong growth in sales and earnings. Sales to non-office furniture segments also continued to be strong, especially for the computer and transportation industry segments," said Joseph S. Compofelice, Chairman and Chief Executive Officer. Mr. Compofelice also stated, "We continue to be cautiously optimistic about growth in Europe in 2000."

     CompX is a leading manufacturer of ergonomic computer support systems, precision ball bearing slides and security products.

     Statements in this release relating to matters that are not historical facts are forward-looking statements based on management's belief and assumptions using currently available information. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices, the introduction of tariff or non-tariff trade barriers, potential difficulties in integrating completed acquisitions and other risks and uncertainties detailed in the Company's Security and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecast or expected. The Company disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

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


COMPX  INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

                                                         Three months ended                    Years ended
                                                    -----------------------------     ------------------------------

                                                            December 31,                      December 31,
                                                    -----------------------------     ------------------------------

                                                        1998           1999               1998            1999
                                                    ------------- ---------------     -------------- ---------------
Total net sales                                            $41.6      $  59.8              $ 152.1    $  225.9

Cost of sales                                               28.0         42.1                102.0       160.6
                                                    ------------- ---------------     -------------- ---------------

Gross profit                                                13.6         17.7                 50.1        65.3

Selling, general and administrative                          4.0          6.4           (A)   19.5        25.2
                                                    ------------- ---------------     -------------- ---------------

Operating income                                             9.6         11.3                 30.6        40.1

Interest expense                                              .1           .3                  1.1         1.5

Interest income                                               .7           .2                  2.3          .8

Other income (expense)                                        .1          (.1)                  .7         (.2)
                                                    ------------- ---------------     -------------- ---------------

Income before income taxes                                  10.3         11.1                 32.5        39.2

Income tax expense                                           3.8          4.0                 12.0        14.1
                                                    ------------- ---------------     -------------- ---------------

                                                             6.5          7.1                 20.5        25.1

Minority interest                                              -            -                   .2          .1
                                                    ============= ===============     ============== ===============

Net income                                                  $6.5        $ 7.1                $20.7      $ 25.2
                                                    ============= ===============     ============== ===============

Net income per diluted common share                        $0.40        $0.44                $1.37      $ 1.56
                                                    ============= ===============     ============== ===============
Weighted average diluted common shares
outstanding                                                 16.2         16.1                 15.0        16.1
                                                    ============= ===============     ============== ===============


     (A) Selling, general and administrative expense for the year ended December 31, 1998 includes a $3.3 million ($2.3 million after-tax) non-recurring charge for stock awarded to key individuals in connection with the Company's initial public offering. Adjusted to give effect to the Company's initial public offering as if it had occurred on January 1, 1998 and to exclude the non-recurring stock award charge discussed above, net income was $23.0 million and net income per diluted common share was $1.42 on 16.2 million shares outstanding for the year ended December 31, 1998.